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                                                                    Exhibit 3.15

                           ARTICLES OF INCORPORATION
                                       OF
                        FARM FRESH FOODS OF NEVADA, INC.

      I, the undersigned, for the purpose of forming a corporation under and pursuant to the provisions of Section 78 of the Nevada Revised Statutes, and any amendments thereto, do hereby associate myself as a body corporate and do hereby adopt the following Articles of Incorporation.

                                   ARTICLE I.
                                      NAME

      The name of this corporation shall be "Farm Fresh Foods of Nevada, Inc." (the "Corporation").

                                  ARTICLE II.
                                REGISTERED AGENT

      The registered agent of the Corporation shall be The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

                                  ARTICLE III.
                                 CAPITAL STOCK

      1. The aggregate number of shares of common capital stock that the Corporation shall have the authority to issue shall be Ten Thousand (10,000) shares with a par value of $0.01 per share. The shares shall be divisible into classes and series, have the designations, voting rights and other rights and preferences, and be subject to the restrictions that the board of directors may from time to time establish, fix and determine, consistent with these Articles of Incorporation.

      2. Shares of any class or series of the Corporation, including shares of any class or series which are then outstanding, may be issued to the holders of shares of another class or series of the Corporation, whether to effect a share dividend or split, including a reserve share split, or otherwise, without authorization, approval or vote of the holders of shares of any class or series of the Corporation.

                                  ARTICLE IV.
                                   DIRECTORS

      1. The business of the Corporation shall be managed by or under the direction of a board of directors, which may consist of only one (1) director and may not consist of more than seven (7) directors. The director of the Corporation need not be a shareholder of the Corporation. The Corporation's Board of Directors, in its discretion, may elect honorary directors who shall serve without voting power.

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      2. The Corporation's first Board of Directors shall consist of two (2)
members, whose names and addresses are as follows:

                Gregg A. Ostrander      5353 Wayzata Boulevard, Suite 324
                                        Minneapolis, Minnesota 55416

                Jeffrey M. Shapiro      5353 Wayzata Boulevard, Suite 324
                                        Minneapolis, Minnesota 55416

      3. The Corporation's Board of Directors, by affirmative vote of a majority vote thereof shall determine the number of directors of the Corporation.

      4. Directors of the Corporation shall serve for the term for which they were appointed or elected and until their successors are elected and qualified. If any vacancy occurs in the Corporation's Board of Directors, the remaining directors, by the affirmative vote of a majority thereof, shall elect a director or directors to fill the vacancy until the next regular meeting of the Corporation's shareholders.

      5. The Corporation's directors shall have all of the powers conferred upon directors of Minnesota corporations by the General Corporation Law of Nevada.

      6. An action required or permitted to be taken by the Corporation's Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors were present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

                                   ARTICLE V.
                                     BYLAWS

      The power to adopt, amend and repeal Bylaws for the Corporation shall be vested in the Corporation's Board of Directors, except to the extent otherwise limited by the General Corporation Law of Nevada.

                                  ARTICLE VI.
                    LIMITATION ON LIABILITY/INDEMNIFICATION

      1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) liability for the payment of distributions in violation of Section 78.300 of the General Corporation Law of Nevada. If the General Corporation Law of Nevada hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of Nevada. Any repeal or modification of this Article by the shareholders of


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the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

      2. The Corporation shall indemnify any person who, in relation to or because of such person's service to the Corporation in an official capacity, was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the fullest extent permitted by the General Corporation Law of Nevada.

                                  ARTICLE VII.
                             AMENDMENT OF ARTICLES

      These Articles of Incorporation may be amended by the affirmative vote of the holder or holders of the majority of the voting power of the common stock present at a shareholders' meeting where said amendments are submitted to a vote.

                                 ARTICLE VIII.
                                PRIVATE PROPERTY

      The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

                                  ARTICLE IX.
                                  INCORPORATOR

      The name and address of the incorporator is as follows:

                                Ruth M. Timm
                                Maun & Simon, PLC
                                2000 Midwest Plaza West
                                801 Nicollet Mall
                                Minneapolis, Minnesota 55402

      IN WITNESS WHEREOF, the undersigned has hereunto subscribed her hand this __ day of October, 2000.


                                        ________________________________________
                                        Ruth M. Timm


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